Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Liz Kirscher, President of Morningstar’s Data Division, to Leave the Company

CHICAGO, April 17, 2012— Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced that Liz Kirscher, president of the Data division, is leaving the firm in June. The company plans to announce her successor in the coming months.

Joe Mansueto, chairman and CEO of Morningstar, said, “I have very mixed emotions about this news. I’m sad that Liz is leaving Morningstar. I will miss her both personally and professionally. At the same time, I’m happy for her because she wants to spend more time with her family, travel, and do some work in the community. After 17 years, it’s hard to imagine Morningstar without her, but she has built a world-class data operation and leaves us in a strong position.”

Kirscher said, “Morningstar has been a huge part of my life and I’m lucky to have found such a great match where I could enjoy many years of contributing to Morningstar’s success. It’s a family I’ve been part of longer than my marriage and my kids, and I love it here. The main driver of my decision is the opportunity to spend more time with my parents, my husband, and my children. I will miss having a court-side seat to watch many of the exciting things under way at Morningstar, but the Data team is in great shape with strong, capable leaders.”

Kirscher, 47, joined Morningstar in 1995 as a member of the company’s institutional sales team. She served as international product manager from 1998 to 1999 and helped launch Morningstar’s business in Japan. From 1999 to 2000, she was director of sales and business development for Morningstar.com. She has led the company’s Data division since 2000.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 375,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 8 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $180 billion in assets under advisement and management as of Dec. 31, 2011. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including ongoing economic weakness and uncertainty; the effect of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; the increasing concentration of data and development work carried out at our offshore facilities in China and India; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to successfully integrate acquisitions; challenges faced by our non-U.S. operations; and a prolonged outage of our database and network facilities. A more complete description of these risks and uncertainties can be found in our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

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